EXHIBIT 34.1

Deloitte LLP
Brookfield Place
181 Bay Street
Suite 1400
Toronto ON M5J 2V1
Canada

Tel: (416) 601-6150
Fax: (416) 601-6590 www.deloitte.ca

Report of Independent Licensed Public Accounting Firm

Report of Independent Licensed Public Accounting Firm

To the Board of Directors of Royal Bank of Canada

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Royal Bank of Canada (the “Company”) complied with the servicing criteria set forth in Item1122(d) of the Securities and Exchange Commission’s Regulation AB for the Residential Mortgages in the cover pool held by RBC Covered Bond Guarantor Limited Partnership (the “Platform”)  as of October 31, 2014 and for the year then ended (the “Reporting Period”) excluding criteria 1122(d)(1)(ii), (iii) and (iv), 1122(d)(2)(iii) and 1122(d)(2)(vi), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances.  Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each residential mortgage included in the Platform.  Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied, in all material respects, with the aforementioned applicable servicing criteria as of and for the year ended October 31, 2014 for the Residential Mortgages in the cover pool held by RBC Covered Bond Guarantor Limited Partnership is fairly stated, in all material respects.

/s/ Deloitte LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
January 28, 2015